CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 106 to the Registration Statement on Form N-1A (the "Registration Statement") of Investment Trust, comprised of Scudder Large Company Growth Fund and Scudder Growth and Income Fund, of our reports dated December 10, 1998 and February 11, 1999 on the financial statements and financial highlights appearing in the October 31, 1998 and December 31, 1998 Annual Reports to the Shareholders of Scudder Large Company Growth Fund and Scudder Growth and Income Fund, which are also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the headings "Financial Highlights," in the Prospectus and "Experts" in the Statement of Additional Information.






PricewaterhouseCoopers LLP
Boston, Massachusetts
July 28, 1999